Exhibit 10.15

FINAL	WUSTL Contract Number CA0089-90

EXCLUSIVE LICENSE AGREEMENT

Between

Washington University
Licensor

and

Modigene, Inc.
Licensee

Introduction: This Exclusive License Agreement (“Agreement”) is made and entered into on the Effective Date by and between The Washington University, a corporation established by special act of the Missouri General Assembly, approved February 22, 1853 and acts amendatory thereto, having its principal office at One Brookings Drive, St. Louis, Missouri 63130 (hereinafter "WU" or “Licensor”), and Modigene, Inc. , a company incorporated in Delaware and having a principal office at 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182 (hereinafter "Modigene" or “Licensee”).

1. Background. WU is the owner of certain Patent Rights, to which WU has the sole and exclusive right to grant licenses and sub-licenses. WU wishes to allow the Patent Rights to be used to further scientific research and for new product development and other applications in the public interest and is willing to grant a license. The Non-Exclusive License Agreement was subsequently amended on January 3, 2002 (the “First Amendment”). A Binding Term Sheet (the “Term Sheet”) for an exclusive license agreement was executed on December 27, 2005 between the Parties. This Agreement replaces, cancels and supersedes the Non-Exclusive License Agreement, First Amendment and Term Sheet, and all other agreements of the Parties regarding any of the Patent Rights, whether or not such agreements were reduced to writing, which are all hereby cancelled and as of the Effective Date of this Agreement are null and void. Modigene desires to obtain a license to use the Patent Rights for its own commercial research and development endeavors upon the terms and conditions set forth in this Agreement. In consideration of these premises and the mutual promises contained herein, the Parties further agree as follows.

2. Definitions. For the purposes of this Agreement, the following words and phrases will have the meanings assigned to them below.

2.1 Affiliate: Any person or entity that, as of the Effective Date, directly or indirectly, owns or Controls a Party or that is Controlled by or under common Control with a Party. For purposes of this definition, “Control(s)” or “Controlled” means (a) direct or indirect ownership of at least 50% of the outstanding voting securities of a corporation, or (b) the right to receive at least 50% of the earnings of the person, corporation, or other entity in question.

2.2 Calendar Half Year:  Each six-month period, or portion thereof, beginning on January 1 or July 1.

2.3 Combination Product: Any product that is comprised in part of a Licensed Product and in part of one or more other human therapeutic compounds which are not themselves Licensed Products (the "Other Agents"). Other Agents do not include surfactants, diluents, carriers and other formulation, carrier, or non functional agents.

2.4 Development Plan: Modigene’s good faith, bona fide plan for the development, sale and/or marketing of Licensed Products, as set forth in Exhibit B to this Agreement, and from time to time amended.

2.5 Effective Date: February 2, 2007.

2.6 Field: Any and all human therapeutics, excluding any and all diagnostic applications and veterinary therapeutics.

2.7 First Commercial Sale: The earliest date on which Licensee or any of its Sublicensees transfers a Licensed Product for compensation (including equivalent cash value for trades or other non-cash payments) for end use of such Licensed Product in a country after the governing health regulatory authority of such country has granted regulatory approval of such Licensed Product, to the extent such regulatory approval is required in such country. The transfer of Licensed Products by Modigene, its Affiliates or its Sublicensees strictly for their own laboratory research and development purposes, beta-testing and/or clinical testing does not constitute a First Commercial Sale for the purposes of this Agreement.

2.8 IND: An Investigational New Drug application filed with the FDA pursuant to 21 CFR 312.1 et seq.

2.9 Licensee: Includes Modigene and its Affiliates.

2.10 Licensed Product: Any product made, made for, used, sold or imported by Licensee or any Sublicensees that: (a) in the absence of this Agreement, the manufacture, use, sale, offering for sale, or importation thereof would infringe at least one Valid Claim, or (b) uses a process covered by a Valid Claim. Licensed Products exclude all forms and derivatives of proteins with the biological activity of follicle-stimulating hormone (“FSH”), luteinizing hormone (“LH”), thyrotropin or thyroid-stimulating hormone (“TSH”), and human chorionic gonadotropin (“HCG”) that have been modified according to any Valid Claim.

2.11 The Eleven Molecules: The following eleven (11) molecules that were named in the Non-Exclusive License Agreement between WU and Modigene Tech which are: Erythropoietin, prourokinase, growth hormone, interferon alpha2, interferon beta, granulocyte colony stimulating factor (“GCSF”), GMCSF, Fab fragment of antibodies (human and non-human), interleukin 11, angiostatin and endostatin.

2.12 The Additional Molecules: Any proteins and peptides having a native or non-native amino acid sequence, excluding all forms and derivatives of follicle-stimulating hormone (“FSH”), luteinizing hormone (“LH”), thyrotropin or thyroid-stimulating hormone (“TSH”), and human chorionic gonadotropin (“HCG”) that are agonistic or antagonistic.

2.13 Net Sales: Any and all cash payments, value and compensation received by Modigene, its Affiliates and Sublicensees from a Third Party for Sales of Licensed Products, less all Permissible Deductions. Permissible Deductions are defined as and shall be limited to the following:

2.13.1
Distributors fees, trade, quantity and cash discounts, chargebacks, rebates or allowances actually paid, granted, allowed or incurred in the ordinary course of business on Licensed Products actually provided to Third Parties.

2.13.2	Credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Licensed Products.

2.13.3	Excise, sale, use, customs brokers fees or customs duties, value added or other taxes, other than income taxes, paid by Licensee or its Sublicensees due to the Sale of Licensed Products.

2.13.4
Fees paid to governmental agencies based on the sales volume (expressed in units or US dollars) or selling price of a Licensed Product, such as Medicaid rebates paid by the selling Party to Medicaid authorities.

For the purpose of this definition, transfer of a Licensed Product, within Licensee or between Licensee and its Affiliates for subsequent Sale to a Third Party shall not be considered a Sale until a Sale is made to a Third Party and the Net Sales shall be based on the Sale to the Third Party of such Licensed Product by Licensee or its Affiliates. “Net Sales” shall not include the amount received for any Licensed Products sold to any Sublicensee unless such Sublicensee is an end-user of such Licensed Products (i.e., Sublicensee’s purchase of Licensed Products is not for the purpose of resale).

2.14 Party: WU or Modigene. Collectively, WU and Modigene may be referred to as the “Parties.”

2.15 Patent Rights: The patents and patent applications listed in Exhibit A, attached hereto and incorporated by reference herein, and all foreign counterparts, continuations, divisions, extensions, reexaminations and reissues thereof, which claim their earliest priority filing date to a patent or patent application listed in Exhibit A.

2.16 Phase II: Has the meaning set forth in 21 CFR 312.21(b), as amended.

2.17 Phase III: Has the meaning set forth in 21 CFR 312.21(c), as amended.

2.18 Sale: Any transaction with a Third Party end user in which a Licensed Product is exchanged or transferred for cash, value and/or other compensation. A Sale of a Licensed Product will be deemed to have been made when such Licensed Product is paid for and the purchase price is collected by Licensee or its Affiliates.

2.19 Sublicensee: A Third Party to whom Modigene has granted a sublicense pursuant to and in accordance with Article 3 of this Agreement.

2.20 Sublicensing Revenue: Any and all cash, value, compensation and fees received by Licensee or its Affiliates from a Sublicensee less taxes, duties or other governmental tariffs. Notwithstanding the foregoing, the term “Sublicensing Revenue” shall not include any monies (or equivalent value) received by Licensee or its Affiliates from a Sublicensee which is a payment in the form of: (a) royalties on sales to Third Parties, and (b) equity investments in Licensee, to the extent that such equity investments are not directly in consideration of the sublicensing of any license granted hereunder; and (c) support of Licensee’s or its Affiliates’ research, development or clinical programs.

2.21 Term: Commencing on the Effective Date and continuing until the expiration date of the last to expire Patent Rights listed in Exhibit A, unless earlier terminated in accordance with this Agreement.

2.22 Territory: means worldwide.

2.23 Third Party: Any person or entity other than a Party and such Party’s Affiliates.

2.24 Valid Claim: A claim of an pending or issued and unexpired patent within the Patent Rights that has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction, which holding is not subject to appeal and which claim has not been disclaimed.

3. License Grant. Subject to the terms and conditions set forth in this Agreement, WU hereby grants to Modigene and Modigene hereby accepts, the following license during the Term in the Territory:

3.1 An exclusive, fee-bearing and royalty-bearing license, including the right to grant sublicenses as set forth herein, to the Patent Rights; and under the Patent Rights, to make, have made, sell, have sold, offer for sale, use, and import Licensed Products in the Field during the Term and within the Territory.

3.2 Licensee may grant sublicenses under this Agreement only in strict compliance with the following terms and conditions:

3.2.1 Only Licensee is permitted to grant a sublicense, provided that: each sublicense shall, for the express benefit of WU, bind the Sublicensee to terms and conditions no less favorable to WU than those between WU and Modigene under this Agreement, and shall provide that WU receive earned royalties on Net Sales made by Sublicensee of Licensed Products in an amount no less than WU would receive had the Net Sales been made by Licensee. To the extent that any term, condition, or limitation of any sublicense agreement is inconsistent with this Agreement, such term, condition, and/or limitation shall automatically be null and void against WU without any action required by WU. Without in any way narrowing or limiting the scope of the foregoing provisions of this Subsection, any sublicense granted by Modigene under this Agreement shall provide:

3.2.1(a) That every Sublicensee shall indemnify and hold harmless WU Indemnitees (as defined in Article 11) to the same extent and under terms no less favorable to WU Indemnitees as Modigene’s obligations under Article 11 of this Agreement.

3.2.1(b) That every Sublicensee shall maintain insurance for WU’s benefit to the same extent and under terms no less favorable to WU as Modigene’s obligations under Article 12 of this Agreement.

3.2.1(c) That every Sublicensee shall maintain books and records and allow audits for WU’s benefit to the same extent and under terms no less favorable to WU as Modigene’s obligations under Section 6.4 of this Agreement.

3.2.1(d) That, to the extent applicable, every Sublicensee of the products listed in Exhibit B shall comply with the Development Plan set forth in Exhibit B and referred to in Article 4 of this Agreement.

3.2.1(e) That if Modigene enters bankruptcy or receivership, voluntarily or involuntarily, Sublicensing Revenue then or thereafter due to Modigene by Sublicensee will, upon notice from WU to any Sublicensee, become directly due and owing to WU for the account of Modigene. WU will remit to Modigene any amounts received that exceed the sum actually owed by Modigene to WU.

3.2.1(f) That any sublicense that is in full compliance with this Agreement, including without limitation this Article 3 will remain in effect in the event that this Agreement is terminated prior to expiration. Any Sublicensee will automatically become a direct licensee of WU under the rights originally sublicensed to it by Modigene, provided that (i) the Sublicensee did not cause or assist in the termination of this Agreement and (ii) the Sublicensee agrees to comply with all the terms of this Agreement and to fulfill all the responsibilities of Modigene hereunder. In no event, however, shall a person or entity who becomes a direct licensee pursuant to this provision have any right to grant sublicenses under this Agreement.

3.2.2 Within thirty (30) days of the effective date of any sublicense, Modigene shall provide WU a complete copy of the sublicense and all exhibits thereto. WU shall retain such information in strict confidence in accordance with the provisions of Section 7 below. If the original sublicense is written in a language other than English, the copy of the sublicense and all exhibits thereto shall be accompanied by a complete translation written in English. Modigene represents and warrants that such translation will be a true and accurate translation of the sublicense agreement and its exhibits.

3.2.3 Modigene will be primarily liable to WU for all of Modigene's obligations and sublicensee’s obligations contained in this Agreement.

3.3 The license "to have made" granted in Sections 3.1 and 3.2 means that Modigene may contract with one or more Third Parties to manufacture Licensed Products for Modigene for sale or offer for sale by Modigene or Sublicensees within the scope of its (or their) sales operations. Modigene shall require all such Third Parties to assume confidentiality obligations consonant with Article 7 of this Agreement.

3.4 For academic research, education, and other non-commercial uses, WU retains all rights to the Patent Rights and to use the Eleven Molecules and the Additional Molecules. Modigene shall have a first option to exclusively license, in the Field and for The Eleven Molecules and The Additional Molecules, any new patent rights claiming improvements to the CTP technologies developed at WU, provided that Modigene shall give WU written notice of excising such an option within ninety (90) days from receiving written notice from WU of such new improvements and patent applications. The terms and conditions of such an excusive license shall be negotiated between the parties on a good faith basis.

3.5 If any Affiliate of Modigene exercises any rights under this Agreement, said Affiliate shall be bound by all terms and conditions of this Agreement as if this Agreement had been directly between WU and the Affiliate. Modigene shall remain fully liable to WU for each of its Affiliates, such that all acts, omissions, and obligations of each of Modigene’s Affiliates shall, for purposes of this Agreement, be considered as acts, omissions, and obligations of Modigene.

3.6 This Agreement provides Modigene and Sublicensees no ownership rights of any kind in the Patent Rights. All ownership rights remain the property of WU.

3.7 In accordance with Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or development. Under these laws and implementing regulations, the government may impose requirements on such inventions. Licensed Products embodying inventions subject to these laws and regulations sold in the United States must be substantially manufactured in the United States. The license rights granted in this Agreement are expressly made subject to these laws and regulations as they may be amended from time to time. Modigene shall be required to abide by all such laws and regulations and shall ensure that all sublicenses under this Agreement impose a similar requirement upon all Sublicensees.

3.8 Licensee shall ensure that appropriate markings, such as “Patent Pending” or the Patent Rights patent number or application serial number, appear, in accordance with each country’s patent laws, on all Licensed Products (or their packaging, as appropriate) sold by or on behalf of Licensee and all Sublicensees.

4. Development. Modigene agrees to use its reasonable commercial efforts to develop, have developed, and/or sell and/or have sold Licensed Products in accordance with the Development Plan. Modigene also agrees that, if applicable, it will require its Sublicensees to comply with the standards and obligations of Modigene set forth herein.

4.1 Licensee represents and warrants that the Development Plan contains Licensee’s good faith, bona fide plans for commercializing Licensed Products.

4.2 Modigene will update the Development Plan and report progress against the Development Plan in writing to WU no later than January 31 of the first two calendar years following the calendar year in which the Effective Date falls, and no later than January 31 of each subsequent calendar year. The updates and reports will summarize in reasonable detail the progress achieved and any problems encountered in the development, prototyping, evaluation, testing, manufacture, sale, and/or marketing of each Licensed Product. Upon reasonable request by WU, Modigene will consult with WU about tasks, schedules and progress.

4.3 Prior to the First Commercial Sale of each Licensed Product, Modigene will timely comply with any and all terms of the Development Plan as agreed to and from time to time amended by Licensee

4.4  Within four(4) years after the First Commercial Sale of a Licensed Product, Modigene will sell sufficient quantities of Licensed Products such that the earned royalties equal or exceed the minimum royalty payments required under Article 5.

4.5 Should WU conclude in its reasonable judgment that Modigene has not met its development obligations in this Section 4 for reasons other than: (a) a governmental agency has withheld/delayed regulatory approval and/or requires additional studies and materials notwithstanding Modigene’s diligent efforts to obtain such approval; or (b) Modigene encountered unanticipated technical or scientific and/or manufacture problems not withstanding its diligent efforts to correct or address such problems as evidenced by contemporaneous written records; or (c) Modigene encountered other causes beyond its reasonable control, notwithstanding its diligent efforts to overcome them, and as evidenced by contemporaneous written records; then WU may notify Modigene of its conclusions in writing and the basis therefore and, upon request of WU, Modigene must show cause why the license granted hereunder should not be terminated. If within ninety (90) days after Modigene’s receipt of WU's service of notice the Parties have not resolved the matter through good faith negotiations the Parties shall resolve the matter through arbitration under Section 17.

5. Fees, Payments and Royalties.

5.1  In partial consideration for this Agreement, Modigene has previously issued to WU Two Hundred Twenty-One Thousand Nine Hundred Seventy Nine (221,979) shares of common stock in Modigene, Inc.

5.2  Modigene shall pay to WU a non-refundable, non-creditable license issue fee of $100,000, of which twenty-five percent (25%) shall be due and payable within thirty (30) days of the Effective Date. Fifty percent (50%) of the aforementioned license issue fee shall be due and payable on the first anniversary of the Effective Date, and the remaining twenty-five percent (25%) shall be due and payable within the eighteen-month period following the Effective Date.

5.3   No later than thirty (30) days after commencement of a Calendar Half Year, Modigene shall pay to WU a non-refundable, non-creditable license maintenance fee as follows:

5.3.1 Payment equal to $15,000 per Calendar Half Year beginning on the first anniversary of the Effective Date and continuing until the First Commercial Sale, but including such payment for the Calendar Half Year in which the First Commercial Sale occurs.

5.3.2 License maintenance fee payments hereunder shall cease the Calendar Half Year immediately after the First Commercial Sale in the United States.

5.4 Modigene shall pay to WU a non-refundable minimum royalty for each Licensed Product sold by Modigene, its Affiliates or its Sublicensees. The first calendar period for which the minimum royalty will be paid will begin on the first day of the Calendar Half Year following the Calendar Half Year in which the First Commercial Sale for each Licensed Product occurs. Payments under this Section 5.3 will be due in the following amounts for the corresponding calendar periods:

5.4.1 Period	Minimum Royalty

First Two (2) Calendar Half Years	$5,000 per Calendar Half Year
Third and Fourth Calendar Half Years	$10,000 per Calendar Half Year
Fifth and Each Subsequent Calendar	$20,000 per Calendar Half Year
Half Year

5.4.2 Minimum royalties will be paid on January 31 and July 31 of each respective Calendar Half Year.

5.5  Modigene shall pay to WU an earned royalty of 5% of Net Sales of any Licensed Product that contains one or more Additional Molecules and 1.5 % of Net Sales for all Licensed Products that have one or more of The Eleven Molecules.

5.5.1 Earned royalties payable under Section 5.4 are fully creditable against minimum royalties called for in Section 5.3 and subsections, above.

5.5.2 Earned royalties will be accumulated and reported each Calendar Half Year. Modigene will pay to WU earned royalties accumulated during a Calendar Half Year on the January 31 or July 31 immediately following the end of that Calendar Half Year.

5.5.3 To calculate the value of Net Sales of Combination Products, the Net Sales of such Combination Products will be multiplied by the fraction A/(A + B) where A is the fair market value of the Licensed Product when sold separately, and B is the fair market value of the Other Agents when sold separately.

5.6 Modigene shall pay to WU 20% of Sublicensing Revenue of any Licensed Products that have any Additional Molecules and 7.5 % of Sublicensing Revenue for all Licensed Products that have one or more of The Eleven Molecules.

5.6.1 Sublicensing Revenue is fully creditable against minimum royalties called for in Section 5.3 and subsections above.

5.6.2 Sublicensing Revenue will be accumulated and reported on a Calendar Half Year basis. Modigene will pay to WU sublicense fees accumulated during a Calendar Half Year on the January 31 or July 31 immediately following the end of that Calendar Half Year.

5.7 Modigene will pay to WU the following non-refundable, non-creditable milestone payments for each of The Eleven Molecules and The Additional Molecules:

5.7.1	(A) Filing of an IND Filing	$15,000
	(B) First dosing of first patient in a Phase IIb study	$30,000
	(C) First dosing of first patient in a Phase III study	$40,000

5.7.2 Milestone payments will be due on the January 31 or July 31 immediately following the Calendar Half Year in which the milestone event set forth in Section 5.6.1 occurred.

5.8 No multiple royalties will be required to be paid to WU because a Licensed Product or its manufacture, use, sale or importation is covered by more than one Valid Claim or patent or patent application within the Patent Rights.

5.9  All earned royalties paid to a Third Party to obtain commercialization rights under Third Party patents claiming all or part of the Patent Rights may be credited against earned royalties due WU for Licensed Products of The Additional Molecules, provided that the earned royalty paid to WU for The Additional Molecules shall never be less that 3%.

5.10  For clarity, there shall be no credit on the earned royalty of The Eleven Molecules and the earned royalty shall never be less than the 1.5% for The Eleven Molecules.

6. Place and Method of Payment; Reports and Records; Audit; Interest.

6.1 All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to WU shall be made in United States dollars by check or electronic transfer payable to "Washington University." Any Sales revenues for Licensed Products in currency other than United States dollars shall be converted to United States dollars using the average conversion rate of the daily closing prices in the applicable Calendar Half Year as published in the Eastern edition of The Wall Street Journal.

6.2	Checks shall reference WU Contract Number CA0089-90 and shall be sent to:

Accounting Department
Office of Technology Management
Washington University in St. Louis
660 South Euclid Avenue, CB 8013
St. Louis, MO 63110

All payments shall include the WU Contract Number to ensure accurate crediting to Licensee’s account. Electronic transfers shall be made to a bank account designated in writing by WU.

6.3  Modigene shall deliver to WU, within forty-five (45) days of the end of each Calendar Half Year in which earned royalties and/or Sublicensing Revenue are owed and payable, a written report setting forth the calculation of the payments made to WU for that Calendar Half Year, including at least the following:

6.3.1 The number of Licensed Products sold and amount of Sales by country.

6.3.2 Gross receipts for Sales of Licensed Products including total amounts invoiced and received.

6.3.3 Permissible Deductions, as defined in Section 2.14, giving totals by each type.

6.3.4 Net Sales of Licensed Products by country.

6.3.5 Royalties, fees and payments due to WU, giving totals for each category.

6.3.6 Earned royalty amounts credited against minimum royalty payments.

6.4 Modigene shall maintain, and shall require its Sublicensees to maintain, complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid as royalties, fees and payments under this Agreement. Modigene must also require its Sublicensees to file reports to Modigene to enable Modigene to comply with all record keeping and reporting obligations in this Agreement. The books and records must be maintained for three years following the Calendar Half Year after submission of the reports required by this Article. Upon prior written notice by WU of at least sixty (60) days, Modigene will give a certified, independent public accountant selected by WU and acceptable to Licensee (“CPA”) access to all books and records relating to Sales of Licensed Products by Modigene to conduct, at WU’s expense, an audit or review of those books and records. This access will be available no more then once annually, during regular business hours, during the Term of the Agreement and for the three calendar years following the year in which termination or expiration occurs. However, if the audit or review reports that Modigene has underpaid royalties by 5% or more for any Calendar Half Year, Modigene shall reimburse WU for the reasonable costs and expenses of the accountants and auditors in connection with the review and audit. WU agrees that all information subject to review under this Section 6.4 is confidential, such CPA shall enter into a confidentiality agreement with Modigene, and that it shall direct the CPA conducting the audit to retain all such information in confidence. The CPA shall only report to WU regarding royalty payments. Any report prepared as a result of or in connection with the audit pursuant to this Section 6.4 shall be regarded as Licensee’s Confidential Information and WU hereby agrees not to use any information in such report for any purpose other than determining whether Licensee has complied with its obligations under, and enforcing the terms of, this Agreement.

6.5 Any amounts not paid by Modigene to WU when due shall accrue interest, from the due date until payment is made, at an annual rate equal to one percent (1%) above the prime rate published in the Eastern edition of The Wall Street Journal during the period of arrearage (or the maximum allowed by law, if less than the amount specified herein).

7. Confidentiality

7.1 “Confidential Information” shall include all information disclosed by one Party (in this section 7, the “Disclosing Party”) to the other party (in this section 7, the “Receiving Party”) at any time before or after the execution of this Agreement which is in any way related to the Patent Rights, the Licensed Products and specifically includes, without limitation, all unpublished Patent Rights as well as (a) data, documents, tangible items, materials, prototypes, formulas, patterns, programs, methods, techniques, processes, studies, analyses, records, schedules, reports, specifications, plans, technical data, compilations, devices, inventions, engineering and laboratory notebooks, bills of materials, drawings, manuscripts and models, (b) information by any means, including, but not limited to, oral, electronic, written, graphical, demonstrative, and physical means as well as site visits, inspections or other observations by Licensee, and (c) duplications and translations of any of the foregoing.

7.2 The Receiving Party will maintain in secrecy and not disclose to any Third Party and any employee or agent other than such employees or agents only on a need-to-know basis of such Confidential Information to effectuate this Agreement, any of the Disclosing Party’s Confidential Information. The Receiving Party will ensure that its employees (and other parties, when Modigene is the Receiving Party) have access to the Disclosing Party's Confidential Information only on a need-to-know basis and are obligated by written agreement to keep the Disclosing Party's confidentiality obligations under this Agreement.

7.3 The obligations of confidentiality specified in this Article will not extend to Confidential Information that:

7.3.1 Becomes part of the public domain through no fault of the Receiving Party;

7.3.2 Was known to the Receiving Party before disclosure to the Receiving Party by the Disclosing Party as established by clear and convincing documentary evidence;

7.3.3 Comprises identical subject matter to that which had been originally and independently developed by the Receiving Party personnel without knowledge or use of any of the Disclosing Party’s Confidential Information; or

7.3.4 Was disclosed to the Receiving Party by a Third Party having a right to make the disclosure.

7.4 Notwithstanding the other terms of this Article 7, the Receiving Party may, to the extent necessary, use Confidential Information to secure governmental approval to clinically test or market a Licensed Product, to secure patent protection for an invention within the Patent Rights, to comply with a court order or governmental rule or regulation, or to show to a potential sublicensee or contractor subject to an appropriate confidentiality agreement. The Receiving Party will, in any such use, take all reasonably available steps to maintain confidentiality of the disclosed Confidential Information and to guard against any further disclosure.

8. Representations and Warranties.

8.1 WU represents and warrants that:

8.1.1 It is a corporation organized, existing and in good standing under the laws of Missouri.

8.1.2 It has the authority to enter into this Agreement and that the person signing on its behalf has the authority to do so.

8.1.3 To the best of its knowledge, it is the sole owner (subject to any rights retained by the U.S. government by operation of law) of the Patent Rights licensed in this Agreement and that it has the authority to grant the licenses set forth herein.

8.1.4 To the best of its knowledge, it has not granted the rights or an option to such rights as defined in this Agreement to a Third Party.

8.1.5 To the best of its knowledge, as of the Effective Date of the Agreement, there are no actions, suits or claims pending against WU challenging WU's ownership or control of the Patent Rights licensed in this Agreement.

8.1.6 All inventors named in patent applications within the Patent Rights have entered into agreements with WU assigning to WU their entire right, title and interest in and to the patent application(s) describing and/or claiming their invention(s).

8.1.7  To the best of its knowledge, no claim or legal proceeding with respect to infringement, misappropriation or violation of any Patent Rights is or has been pending or threatened against it with respect to Patent Rights, or against any other person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by WU with respect to such claim or legal proceeding (including any claim or legal proceeding that has been settled, dismissed or otherwise concluded), and WU received no requests or notices from any third party alleging that WU is obligated to indemnify, defend, or hold them harmless with respect to any such claim or legal proceeding.

8.2 Modigene represents and warrants that:

8.2.1 It is a corporation duly organized, existing, and in good standing under the laws of the state of Delaware.

8.2.2 The execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of Modigene and that the person signing the Agreement on behalf of Modigene has the authority to do so.

8.2.3 The making or performance of this Agreement would not violate any separate agreement it has with any Affiliate or Third Party.

8.2.4 It is not a party to any agreement or arrangement that would prevent it from performing its duties and fulfilling its obligations to WU under this Agreement.

8.2.5 It has obtained or will obtain and maintain the insurance coverage required in Section 12.2.1 and will obtain and maintain all future coverage required in Article 12 of this Agreement.

8.2.6  There is no pending litigation and, to the best of its knowledge, no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement, including, but not limited to, the Development Plan.

8.3 Nothing in this Agreement is or will be construed as:

8.3.1 A warranty or representation by WU as to the validity, scope, or efficacy of Patent Rights.

8.3.2 A grant, by implication, estoppel, or otherwise, of any licenses or rights under patents or other intellectual property rights of WU or other persons, other than the rights expressly granted above to Patent Rights.

8.3.3 An obligation to furnish any technology or technological information other than that identified in the attached Exhibits.

8.3.4 A grant of rights to either Party to use the name of the other in advertising, publicity, or otherwise, except as expressly authorized herein, without the written permission of the other Party.

8.4 EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 8.1.3 THROUGH 8.1.7 OF THIS AGREEMENT, WU PROVIDES THE PATENT RIGHTS "AS IS," AND MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF ANY PATENT RIGHTS OR LICENSED PRODUCT FOR A PARTICULAR PURPOSE, OR THAT THE MAKING, USING OR SELLING OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER THIRD PARTY RIGHTS. WU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PATENT RIGHTS OR ANY LICENSED PRODUCT, INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. WU WILL NOT BE LIABLE TO MODIGENE, OR ITS AFFILLIATES, SUCCESSORS, ASSIGNS, CONTRACTORS, OR SUBLICENSEES, OR ANY THIRD PARTY REGARDING ANY CLAIM ARISING FROM OR RELATING TO MODIGENE’S USE OF LICENSED PATENT RIGHTS OR ANY LICENSED PRODUCT, OR FROM THE MANUFACTURE, USE, IMPORTATION OR SALE OF LICENSED PRODUCTS, OR FOR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS WHETHER WU OR ANYONE ACTING ON ITS BEHALF IS ALLEGED OR PROVEN TO HAVE BEEN NEGLIGENT OR OTHERWISE AT FAULT IN ANY WAY.

9. Application, Prosecution and Maintenance of Patent Rights.

9.1 WU has the sole right to control preparation, filing, prosecution, issue and maintenance of Patent Rights patents and applications. WU will instruct outside patent counsel within thirty (30) days from the Effective Date, to provide Licensee a CD or DVD which contains copies of the public record of prosecution history of the Patent Rights with the US and foreign patent offices. All costs invoiced to WU by the law firms that are associated with supplying these documents will be reimbursed in full to WU by Modigene. Prior to filing any document with the patent office of Canada and Japan, WU shall provide Licensee with a draft for review and comments at least 10 days prior to such filing. However, should WU decide to abandon any Patent Rights patents and applications, WU shall notify Licensee of such intent at least thirty (30) days prior to any deadline at which such abandonment becomes irrevocable (the “Deadline Date”) and Licensee may, at its own expense, prosecute and maintain said patent application. Should Licensee assume such prosecution and maintenance, Licensee’s obligations to pay royalties for Licensed Products and its License with respect to said patent or application shall cease as of said Deadline Date. WU agrees to reasonably cooperate with Licensee at Licensee's request to whatever extent is reasonably necessary, to procure patent protection for Patent Rights, including fully agreeing to execute any and all documents to provide Licensee the full benefit of the licenses granted herein.

10. Infringement, Enforcement, and Defense.

10.1 The Parties shall give prompt written notice to each other of (a) any known or suspected infringement of the Patent Rights in respect of Licensed Products by a Third Party, and (b) any claim that a Licensed Product infringes the intellectual property rights of a Third Party.

10.2 Modigene shall have the first right, but not the obligation, to attempt to abate any infringement, of the Patent Rights in respect of Licensed Products by a Third Party in the Field and Territory. Modigene shall have the right, but shall not be obligated to sue, prosecute, take action against, oppose, enter ex party or inter party actions, defend any reexamination, interferences, oppositions of the Patent Rights; and any and all misappropriations, conveyances, uses, and/or transfers of Patent Rights to Third Parties and in furtherance of such right at its own expense through outside counsel of its choice. Before commencing such action, Modigene shall consult with WU and shall give careful consideration to the views of WU regarding the advisability of the proposed action and its potential effects on the WU’s interests. Modigene may initiate and prosecute actions in WU’s name against Third Parties for such infringement and/or unfair trade practices through outside counsel of its choice who are reasonably acceptable to WU. Modigene shall consult with WU prior to and in conjunction with all significant issues, shall keep WU informed of all proceedings, and shall provide copies to WU of all pleadings, legal analyses, and other papers related to such actions. WU will provide reasonable assistance to Modigene in prosecuting any such actions.

10.3 Notwithstanding anything herein to the contrary and absent WU’s prior written consent which shall not be unreasonable withheld, Modigene shall not settle or compromise any claim or action in a manner that imposes restrictions or obligations on WU, requires any financial payment by WU, or grant rights or concessions to a Third Party to Patent Rights or a Licensed Product.

10.4 Modigene will be entitled to offset against earned royalties and Sublicensing Revenue due under Sections 5.4 and 5.5 hereof,

10.4.1 All reasonable and necessary attorney's fees and expenses incurred in abating, bringing, or defending against Third Party claims of infringement or unfair trade practices against Patent Rights in respect of Licensed Products, or in bringing or defending an action against a Third Party under this Article, provided, however, that in no event shall the royalty and fee payments due to WU be reduced by more than fifty percent (50%) in any Calendar Half Year. In such an event the portion of such attorney’s fees and expenses not included shall be credited to the year after and thereafter until such amount is zero;

10.4.2 In the event that, at any time prior to the date of expiration or invalidity of the last to expire of any WU patent with the Patent Rights containing a Valid Claim which covers the sale of a Licensed Product in said country, Modigene is required, for the purpose of Developing or Commercializing said Licensed Product in a particular country, to obtain from a Third Party a license relating to the subject matter of a WU patent within the Patent Rights, then Modigene shall have the right to off set fifty percent (50%) of said royalties and Sublicensing Revenue payable by Modigene to such Third Party against the royalties and Sublicensing Revenue that would otherwise be due to WU; provided, however, that in no event shall the royalty and fee payments due to WU be reduced by more than fifty percent (50%) in any Calendar Half Year.

10.5 If Modigene fails or declines to take any action under Section 10.2 within a reasonable time after learning of Third Party infringement or unfair trade practices in respect of Licensed Products, WU shall have the right, but not the obligation, to take appropriate actions against any such Third Party. If Modigene fails to defend a claim or action under Section 10 within one hundred twenty (120) days of learning of the same, WU may assume the defense at its sole costs and expenses. WU shall keep Modigene informed of all proceedings, and shall provide copies to Modigene of all pleadings, legal analyses, and other papers related to such actions. Modigene will provide reasonable assistance to WU in prosecuting any such actions.

10.6  Any award paid by Third Parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either Party and then the remainder shall be divided based on the Sublicensing terms in Section 5.

11. Indemnification

11.1  General. Subject to the further provisions of this Article 11, Licensee agrees to indemnify, defend and hold harmless WU, WU’s Affiliates, and, as applicable, each of their respective present and former trustees, faculty, staff, employees, students, directors, officers, agents, successors and assigns (each a “WU Indemnitee”) from and against any and all judgments, losses, expenses, damages and/or liabilities (including, without limitation, any and all attorneys’ and expert witness fees and court costs), that a WU Indemnitee may incur from any and all claims, suits, actions and/or proceedings (collectively, “Claims”) arising out of, (a) any act, error or omission of Licensee, Affiliate or Sublicensee, including without limitation, any act, error, or omission that results in injury or death to person, damage to property, products liability, and/or any injury to business (such as, but not limited to, business interruption or damage to reputation) arising out of, the making and using of or other exploitation of the Patent Rights or Licensed Product, (b) any act, error or omissions in connection with developing, testing, or obtaining or seeking to obtain regulatory approval for any Licensed Product, (c) a breach of this Agreement by Licensee, Affiliate or Sublicensee or any allegation which, if true, would constitute a breach of this Agreement by Licensee, and/or (c) the use or other exploitation of the Patent Rights, in the design, development, production, manufacture, sale or offer for sale, use, importation, lease, marketing, performance or promotion of any Licensed Product by Licensee, Affiliate or Sublicensee including, without limitation, claims for infringement or misappropriation of a third party’s intellectual property rights or product liability, except that Modigene shall not indemnify, defend, and hold harmless WU Indemnitee for any judgments, losses, expenses, damages and/or liabilities due to gross negligence or willful misconduct of such WU Indemnitee. Gross negligence means conduct of sufficient culpability to support, under applicable state law, the imposition of punitive damages. Licensee does not agree to indemnify, defend and hold harmless a WU Indemnitee from any and against any and all Claims for any activities that are from future academic research, education and other non-commercial uses of the Patent Rights provided for under Section 3.4 above.

11.2   Defense, Cooperation and Settlement. With respect to any Claim where Licensee has irrevocably acknowledged a duty to indemnify WU Indemnitees, Licensee shall conduct the defense of such Claims through outside counsel of its choice who are reasonably acceptable to WU. However, each WU Indemnitee shall have the right (but not the obligation) to participate in such defense at their own expense through counsel of their own choosing. Licensee shall consult with WU prior to and in conjunction with all significant issues, shall keep WU informed of all proceedings, and shall provide copies to WU of all pleadings, legal analyses, and other papers related to such actions. WU will provide reasonable assistance to Licensee in defending any such Claims. Licensee may not settle, compromise, or otherwise enter into any form of settlement (or other similar agreement) regarding any Claim that either (a) admits liability on the part of any WU Indemnitee, (b) otherwise negatively affects the rights of any WU Indemnitee or imposes any liability, restrictions or obligation upon any WU Indemnitee, (c) requires any financial payment by any WU Indemnitee, and/or (d) grants rights or concessions to a third party to the Patent Rights and any Licensed Products unless in compliance with the terms of this Agreement as a Sublicensee, in each instance without the advance written consent of the applicable WU Indemnitee. Licensee agrees to comply with all reasonable requests for information by WU regarding the defense of any Claim and, if requested by WU, shall enter into a joint defense agreement with WU.

11.3  Failure to Defend. A failure by Licensee to undertake or maintain the defense of a Claim, or timely to undertake the defense of a Claim shall not release Licensee from its obligations under this Agreement including, without limitation, its obligations under this Article 11. However, in the event of any such failure or delay, the applicable WU Indemnitee shall have the right (but not the obligation) itself to undertake, or to have another for it undertake, the defense (including settlement) of any such Claim, which shall be on behalf of, for the account of, and at the sole risk of Licensee. Moreover, with respect to any Claim for which Licensee has not irrevocably acknowledged a duty to indemnify WU Indemnitees, WU shall be entitled to conduct and direct its own defense and that of other WU Indemnities using attorneys of its own selection (subject to Licensee’s approval which shall not be unreasonably withheld), but it shall consult with Licensee on litigation strategy. In any such event, Licensee shall take all actions which reasonably are required and shall cause all actions to be taken which Licensee reasonably can cause to be taken in order to effectuate an orderly transition of such defense and, if applicable, such negotiations in respect of the settlement of any such Claim, to that WU Indemnitee and legal counsel selected by or for that WU Indemnitee to represent that WU Indemnitee in the foregoing regards in respect of such Claim including, without limitation, providing that WU Indemnitee and/or such counsel with a copy of all related documents including, without limitation, all work product developed or otherwise generated in the course of satisfaction by Licensee of its indemnification obligations in respect of such Claim as to such WU Indemnitee. For the avoidance of doubt, the assumption of the defense of any Claim by or for an WU Indemnitee shall not release Licensee from its obligations under this Agreement including, without limitation, its obligations under this Article 11, and, accordingly, such defense (including settlement) of such claim shall be on behalf of, for the account of, and at the sole risk of Licensee.

11.4  Miscellaneous. For the avoidance of doubt, Licensee’s obligations under Section 11.1 above shall apply regardless whether any WU Indemnitee is named, either jointly or severally, as a party defendant in any lawsuit or whether any WU Indemnitee is alleged or found to have been negligent or in any other way responsible for any loss, damage, or injury of any kind. Licensee’s obligation hereunder to defend WU Indemnitiees, as distinct from Licensee’s obligation to indemnify, shall apply unless the allegations of the Claim, on their face, confine the Claim to one not described in Section 11.1 (a), (b), (c) or (d). Each WU Indemnitee which is not a party to this Agreement shall be deemed to be a third party beneficiary of this Agreement. The obligations set forth in this Article 11 shall survive termination of this Agreement, shall continue even after assignment of rights and responsibilities, and shall not be limited by any other provision of this Agreement.

12. Insurance.

12.1   General. Throughout the term of this Agreement and for a period of ten (10) years thereafter, Licensee shall obtain and maintain, in full force and effect and at Licensee’s sole cost and expense, one or more insurance policies providing: (a) worker’s compensation insurance in respect of all of Licensee’s employees with limits of liability and coverage not less than is from time-to-time required by all applicable laws, and (b) Insurance Services Office (“ISO”) commercial general liability coverage as it exists as of the Effective Date written on an occurrence basis, or its equivalent in the event such ISO form is discontinued or modified (including, without limitation any event, coverage and any necessary endorsements for products /completed operations, blanket broad form contractual liability as well as for clinical trials if any such trials are to be performed by or on behalf of Licensee) which provides, for each annual policy period, coverage and insurer's liability of no less than the minimum limits specified in Section 12.2 below for injury, death and property damage resulting from each occurrence during the policy period.

12.2  Policy Limits. Subject to the further provisions of this Section 12.2, the comprehensive commercial general liability coverage shall have the following minimum limits:

12.2.1  From the Effective Date until the date prior to the IND$1,000,000 each occurrence; $2,000,000 General Aggregate (other than Products/Completed Operations), $2,000,000, Products/Completed Operations Aggregate.

12.2.2 From the date prior to the first clinical study to the date prior to First Commercial Sale: $5,000,000 each occurrence, $10,000,000 General Aggregate (other than Products/Completed Operations); $ 10,000,000 Products/Completed Operations Aggregate. The General Aggregate and Product/Completed Operations Aggregate may be lowered to no less than $5,000,000 upon written notice to WU and written findings by the Licensee’s insurer that such lower coverage is appropriate and customary to such clinical studies.

12.2.3 From the date prior to the First Commercial Sale: $10,000,000 each occurrence; $25,000,000 General Aggregate (other than Products/Completed Operations); $25,000,000 Products/Completed Operations Aggregate.

The minimum limits of insurance set forth above may be met by a combination of primary insurance and commercial excess liability insurance policies. Modigene and WU may periodically evaluate the adequacy of the minimum coverage of insurance and deductible limits specified in this Article. WU reserves the right to require Licensee to adjust the insurance coverage by modifying the types of required coverages, the limits and/or financial rating and/or the method of financial rating of Licensee’s insurers as such changes are required of WU by its insurance carrier.

12.3  Policy Specifics. Each policy of insurance which Licensee is required to obtain hereunder shall (a) be with reputable and financially secure insurance carriers having at least an A rating (A rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII, (b) list each of WU, its trustees, faculty, staff, students, agents and their respective successors, heirs and assigns as additional insured, (c) be endorsed to provide that the insurer waives all subrogation rights which the insurer otherwise has or could have against any additional insured, (d) be primary in respect of all additional insured, and (e) provide that the identified insurer will not cancel or fail to renew the identified insurance without giving WU at least 30 days' prior written notice thereof.

12.4 Evidence of Insurance. Modigene shall provide WU with a copy of the Certificate of Insurance from each such insurer which evidences compliance upon request by WU. .

12.5  Clarifications. For the avoidance of doubt, the minimum insurance coverage and limits set forth in this Agreement do not constitute a limitation on Licensee’s liability or obligations to indemnify or defend WU and any other additional insured under this Agreement.

13. Termination.

13.1 Modigene may terminate this Agreement with or without cause on one hundred twenty (120) days advance written notice to WU. The license rights granted in Article 3 shall terminate at the end of the 120-day period.

13.2 WU may terminate this Agreement at the end of the ninety (90) days advance written notice to Modigene upon Licensee’s material breach of the Agreement. The termination becomes effective at the end of the ninety (90) day period unless Modigene has fully cured the breach within that time. A material breach includes, but is not limited to, one or more of the following:

13.2.1 Failure to use reasonable commercial efforts to commercialize Licensed Products under the Development Plan as required under Article 4.

13.2.2 Failure to provide timely updates to or remain diligent under the Development Plan as required in Article 4.

13.2.3 Failure to pay timely any fee, royalty, or other payment required under this Agreement.

13.2.4 Failure to keep accurate and complete books and records, failure to assure that Sublicensees keep accurate books and records, and failure to allow an annual audit and inspection, all as required by Article 6.

13.2.5 Breach or falsity of any of Modigene’s representations or warranties made in this Agreement.

13.2.6 Failure to indemnify in accordance with Article 11 of this Agreement.

13.2.7 Failure to include all necessary and required terms in all sublicenses, or inclusion of any prohibited terms.

13.2.8 Failure properly to engage or consult WU in suits or claims to abate or defend as required in Article 10 of this Agreement.

13.2.9 If Modigene enters bankruptcy or receivership, voluntarily or involuntarily.

13.2.10 Failure to obtain, maintain, and/or timely report levels of insurance, as required in Article 12

13.3 As of the date of termination of this Agreement by either Party for any reason pursuant to the terms herein, all license rights granted to Modigene under Article 3 shall terminate. Modigene’s obligations to pay fees, royalties, or other payments and patent expenses (Article 10) accruing prior to termination shall survive termination.

14. Use of Names. Neither Party may use the name of the other for any commercial, advertisement, or promotional purpose without the prior written consent of the other.

15. Assignment or Pledge of Agreement. This Agreement, in whole or in part, shall not be assigned by either Party to any Third Party without the written consent of the non-assigning Party. However, Modigene may assign the entire Agreement, without WU's consent, to a Third Party that acquires substantially all of Modigene’s business or assets through merger, sale, acquisition, or other similar transaction, provided that the successor agrees in writing (with a copy of such assent to WU within ten (10) days of the effective date of the transaction) to assume all obligations and liabilities of Modigene to WU. The rights granted in this Agreement may not be pledged in any way by Modigene or any Sublicensee to secure any purchase or lease.

16. Notice.  Any required or permissive notice under this Agreement will be sufficient if in writing and delivered personally, by recognized national overnight courier, or by registered or certified mail, postage prepaid and return receipt requested, to the address below and will be deemed to have been given as of the date shown on the receipt if by certified or registered mail, or the day following dispatch if by overnight courier.

If to WU:	If to Modigene:

Office of Technology Management	Modigene Inc.
Washington University in St. Louis	8000 Towers Crescent Drive
660 South Euclid Avenue, CB 8013	Suite 1300
St. Louis, MO 63110	Vienna, VA 22182

With copy to:	With copy to:

Office of General Counsel	Pearl Cohen Zedek Latzer LLP
Washington University in St. Louis	Att: Mark S. Cohen
One Brookings Drive, Box 1058	1500 Broadway
St. Louis, MO 63130	New York, NY 10036

17. Dispute Resolution.

17.1 Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 17.

17.2 In the event of any dispute arising out of or relating to this Agreement, the affected Party shall notify the other Party, and the Parties shall attempt in good faith to resolve the matter within twenty (20) business days after the date notice is received by the other Party (the "Notice Date").  Any disputes not resolved by good faith discussions then shall be referred to senior managers of each Party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.  If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior managers fail to meet within thirty (30) days after the Notice Date, the Parties shall submit the dispute to non-binding mediation before a mediator acceptable to both Parties.  If the matter remains unresolved within sixty (60) days after submitting to non-binding mediation either Party may pursue any other remedies legally available to resolve the dispute, including court action.   Without waiving the right to commence litigation in court, the parties agree that they will in good faith consider binding arbitration as a form of alternative dispute resolution at the request of the other party.

17.3 Although the procedures specified in this Section 17 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

18. General Provisions.

18.1 This Agreement shall be governed by and interpreted according to the laws of the State of New York without regard for or application of its internal conflict of laws rules. The Parties expressly agree not to contest personal jurisdiction in either of those courts and shall not move to dismiss any such action on the basis of lack of personal jurisdiction or inconvenience of forum.

18.2 No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or any other provision of this Agreement, and no waiver shall be effective unless made in writing by the Party against whom the waiver is sought to be asserted.

18.3 The Parties acknowledge that they have read this Agreement, including the Exhibits hereto, in its entirety and agree that this instrument comprises the entire agreement, contract, and understanding of the Parties relating to the subject matter of the Agreement.

18.4 This Agreement cannot be changed, modified or amended except by a written instrument subscribed by authorized representatives of the respective Parties.

18.5 Neither Party is an agent or contractor of the other as a result of any transaction under or related to this Agreement. Neither Party may in any way pledge the other Party's credit or incur any obligation on behalf of the other Party.

18.6 Except as set forth in Article 11, neither Party shall be liable to the other Party for any special, consequential, incidental, or indirect damages arising out of or relating to this Agreement, however caused, under any theory of liability.

18.7 The provisions of this Agreement are severable in that if any provision in the Agreement is finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect. It is the desire of the Parties that this Agreement should be enforced to the maximum extent permitted by law and, should any provision be finally determined to be void, illegal, and/or unenforceable, the Parties shall negotiate in good faith for a substitute term or provision that carries out the original intent of the Parties to the greatest extent reasonably possible.

18.8 If the performance of any obligation under this Agreement is prevented or impaired by acts of war, riot, acts or defaults of common carriers, or governmental laws or regulations, a Party will be excused from performance so long as such cause continues to prevent or impair that Party's performance. The Party claiming such force majeure excuse must promptly notify the other Party of the existence of the cause and must at all times use diligent efforts to resume and complete performance. This Section 18.7 will not excuse Modigene’s obligation to pay fees, payments and royalties under Article 5 of the Agreement.

18.9 WU has no responsibility and assumes no liability for product design, development, pre- or post-market regulatory approval, servicing, distribution, or marketing of any Licensed Product, or for any decisions made or strategies devised relating to any Licensed Product.

18.10  Modigene agrees, and shall cause all Affiliates and Sublicensees to agree, that in the event a WU faculty or staff member serves Modigene or any sublicensee in the capacity of consultant, officer, employee, board member, and advisor, pursuant to contract, such WU faculty or staff member shall serve in his or her individual capacity, as an independent contractor, and not as an agent or representative of WU, that WU exercises no authority or control over such faculty or staff member while acting in such capacity, that WU receives no benefit from such activity, and that WU assumes no liability or obligation in connection with any such work or service undertaken by such faculty or staff member. Modigene further agrees, and shall cause all sublicensees to agree, that any breach, error, or omission by a WU faculty or staff member acting in the capacity set forth above in this paragraph shall not be imputed or otherwise attributed to WU, and shall not constitute a breach of this Agreement by WU.

18.11 All representations, warranties, covenants, and agreements made herein that, by their express terms or by implication, are to be performed after the execution or termination of this Agreement, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include, but not be limited to, the provisions in Articles 5, 6, 7, 8, 11, 12 and 14.

18.12 Each Party shall, at the reasonable request of the other, execute and deliver to the other such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

18.13 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed one instrument.

18.14 Impact on Tax-Exempt Status.  Licensee has been advised (a) that WU is exempt from federal income tax under Section 501(c) (3) of the Internal Revenue Code, (b) that maintenance of such exempt status is of critical importance to WU and to its members, and (c) that WU has entered into this Agreement with the expectation that there will be no adverse impact on its tax exempt status. As such, and if it becomes necessary, the parties agree to discuss any amendments, modifications, or reforms this Agreement as necessary (i) in order to ensure that there is no adverse impact on WU's tax exempt status, and (ii) in a manner that preserves the economic terms of the Agreement, as well as the intellectual property rights of WU as such rights are set forth in this Agreement.

Witness: The Parties have caused this Agreement to be executed in duplicate by their duly qualified representatives.

WASHINGTON UNIVERSITY

By: /s/ Samuel L. Stanley, Jr., M.D.
Name: Samuel L. Stanley, Jr., M.D.
Title: Vice Chancellor for Research
Date: 02-02-07

MODIGENE, INC.

By: /s/ Shai Novik
Name: Shai Novik
Title: President Date: 2/15/07

EXHIBIT A

Cty.	Subject	Appln. No. Appln. Date	Patent No. Patent Date
US	C-Terminal Extensions	08/483,023 06/07/1995	5,712,122 01/27/1998

AU	C-Terminal Extensions	6747494 02/20/1990	670510 11/05/1996

CA	C-Terminal Extensions	2053864 02/20/1990	2053864 11/20/2001

EP	C-Terminal Extensions	909051153 02/20/1990	0461200 01/24/1997

Validated in: AT, BE, DK, FR, DE, GB, IT, LU, NL, ES, SE, CH

JP	C-Terminal Extensions	02505031 02/20/1990	3045539 03/17/2000

US	N-Terminal Extensions	08/485,692 06/07/1995	5,759,818 06/02/1998

AU	N-Terminal Extensions	6633194 04/13/1994	687053 06/04/1998

CA	N-Terminal Extensions	2160800 04/13/1994	Pending

EP	N-Terminal Extensions	949141527 04/13/1994	0695307 12/15/1999

Validated in: AT, BE, IT, NL, ES, SE, CH

JP	N-Terminal Extensions	06523422 04/13/1994	Pending

US	MULTIPLE CTP EXTENSIONS	07/771,262 10/04/1991	6,225,449 05/01/2001

AU	MULTIPLE CTP EXTENSIONS	2864892 10/02/1992	667489 07/16/1996

CA	MULTIPLE CTP EXTENSIONS	2120358 10/02/1992	Pending

EP	MULTIPLE CTP EXTENSIONS	929217594 10/02/1992	0607297 9/03/2003